UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2015, Joseph P. Hagan notified Orexigen Therapeutics, Inc. (the “Company”) of his resignation as EVP, Chief Business and Financial Officer of the Company. The Company expects Mr. Hagan’s resignation to be effective on or about December 11, 2015 (the “Separation Date”).

On December 4, 2015, the Company entered into a Separation and Consulting Agreement (the “Separation Agreement”) with Mr. Hagan in connection with his resignation, effective as of the Separation Date. The Separation Agreement provides that Mr. Hagan will be paid all accrued salary and unused vacation earned through the Separation Date and will remain eligible for a pro-rated annual bonus for calendar year 2015, which will be determined within the sole discretion of the Company’s Board of Directors, or an authorized committee thereof. Mr. Hagan will also remain eligible for the Company’s current group health insurance benefits to the extent provided by federal or state laws and the Company’s current group health insurance policies. The Separation Agreement also provides that the Company will retain Mr. Hagan as a consultant pursuant to the terms of a separate consulting agreement, as described below. In addition, Mr. Hagan’s outstanding stock options, to the extent that they have already vested as of the Separation Date, will remain exercisable until March 11, 2016, on which date they will expire and cease to be exercisable. Any unvested and unexercised stock options were forfeited and expired as of the Separation Date. Finally, Mr. Hagan has generally and completely released the Company and its affiliates of and from any and all claims, liabilities and obligations that arise out of or are related to events, acts, conduct or omissions occurring prior to the Separation Date, and has agreed to customary non-disclosure, non-disparagement and cooperation provisions.

On December 4, 2015, the Company also entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Hagan, effective as of December 12, 2015, pursuant to which Mr. Hagan will be engaged as a consultant to the Company. The Consulting Agreement will be effective until December 11, 2016, unless extended by mutual consent or earlier terminated by the Company or Mr. Hagan pursuant to the terms set forth therein. During the consulting term, Mr. Hagan will provide up to 20 hours of services per month to the Company upon request. In consideration for such services, Mr. Hagan will receive an hourly consulting fee, as well as reimbursement for reasonable expenses. In addition, Mr. Hagan has agreed to customary non-disclosure, non-solicitation and work product assignment provisions.

The foregoing descriptions of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement and the Consulting Agreement, which are included as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

The Company has commenced a search for a new Chief Financial Officer of the Company, and pending the appointment of a successor Chief Financial Officer, Michael Narachi, the Company’s Chief Executive Officer, will assume the responsibilities as the Company’s principal financial officer and interim CFO, and Stephen Moglia, the Company’s controller, will serve as the Company’s principal accounting officer.

Item 8.01	Other Events.

The Company has appointed Thomas Lynch as EVP, General Counsel, and Secretary of the Company, effective as of December 1, 2015. In this position, Mr. Lynch will be responsible for the Company’s global legal affairs and compliance operations and will report to Michael Narachi, the Company’s President and Chief Executive Officer. Mr. Lynch joins the Company from Novartis where, since 2012, he served as senior legal counsel in two divisions, including leading global legal and compliance support for Novartis Pharmaceuticals’ neuroscience franchise and advising on business development and alliance management with partners in Europe and the U.S. Earlier, Mr. Lynch spent almost ten years with Boston Scientific Corporation in a variety of legal roles and nearly six years practicing corporate law for Dorsey & Whitney LLP. He holds a juris doctorate degree from Boston College Law School, a master’s degree in teaching from the University of St. Thomas, and a bachelor’s degree in history from Stanford University.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements relating to, among other things, the resignation and transition of Jay Hagan from the Company, the Company’s search for a successor Chief Financial Officer and related matters. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include the risks disclosed in the Company’s quarterly and annual reports filed with the SEC, copies of which may be obtained at www.orexigen.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this Current Report on Form 8-K. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Separation and Consulting Agreement, dated December 4, 2015, by and between the Registrant and Joseph P. Hagan.

99.2	Consulting Agreement, dated December 4, 2015, by and between the Registrant and Joseph P. Hagan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: December 4, 2015	By:	/s/ Michael A. Narachi
Name: Michael A. Narachi
Title: President & Chief Executive Officer